SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 3, 2001

                              TeleCorp PCS, Inc.
                              ------------------
              (Exact Name of Registrant as Specified in Charter)

         Delaware                   333-36954                 54-1988007
         --------                   ---------                 ----------
      (State or Other              (Commission               (IRS Employer
       Jurisdiction                File Number)           Identification No.)
     of Incorporation)

                          1010 N. Glebe Road, Suite 800
                               Arlington, VA 22201
                    (Address of Principal Executive Offices)

       Registrant's telephone number, including area code: (703) 236-1100

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

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Item 9.  Regulation FD Disclosure

     On April 3, 2001, TeleCorp PCS, Inc. (the "Company") entered into a revised commitment with Lucent Technologies Inc. ("Lucent") relating to the $425.0 million gross proceeds of notes as described in a press release filed by the Company as an exhibit to the Company's Form 8-K dated March 15, 2001. Subject to the terms and conditions of the revised commitment, Lucent has agreed to purchase $171.3 million principal amount at maturity of notes for $100.0 million on or about April 6, 2001. These notes will accrete in value until April 15, 2006 and at that time, cash interest will begin to accrue on the notes at a rate of 11% per annum, compounded semi-annually. Lucent has also agreed to purchase additional 11% senior subordinated discount notes due 2011 (the "October Notes") on or about October 1, 2001 for $100.0 million at a yield to maturity of 11%. The issuance of the October Notes will be conditioned on, among other things, that there be no event of default in existence relating to the Company's or its subsidiaries' debt that amounts to more than $100.0 million, that the Company not be in default under a certain equipment procurement contract between TeleCorp Wireless, Inc. ("TeleCorp Wireless") and Lucent and that the Company execute an exchange and registration rights agreement substantially in the form as that agreed upon by the parties. Finally, as part of this revised commitment, subject to the same conditions as the issuance of the October Notes, Lucent has agreed, at any time after October 1, 2001 and from time to time thereafter through May 13, 2002, to purchase senior subordinated discount notes due 2011 that would yield aggregate gross proceeds to the Company of up to $225.0 million (less amounts issued by TeleCorp Wireless pursuant to the commitment described below). The yields at which these notes would be issued to Lucent would be the lesser of 12% and 25 basis points below the average of the last sale yield of the TeleCorp Wireless 11 5/8% senior subordinated discount notes due 2009 over the five trading days prior to the date on which the Company gives notice to Lucent of the issuance of these notes.

     Additionally, in connection with the revised commitment, Lucent has agreed to extend their commitment to purchase up to $75.0 million principal amount of series A increasing rate notes and series B increasing rate notes from TeleCorp Wireless at a price equal to the principal amount of these notes. Lucent's obligation to purchase these series A increasing rate notes and series B increasing rate notes will expire on October 31, 2001 and October 31, 2002, respectively, and will be reduced dollar-for-dollar for every dollar of gross proceeds in excess of $350.0 million received by the Company from the sale of its senior subordinated discount notes due 2011 described above. If TeleCorp Wireless issues these notes prior to October 31, 2001, one-half of these notes would be series A increasing rate notes and one-half would be series B increasing rate notes. If the Company issues these notes on or after October 31, 2001, all of the notes will be series B increasing rate notes. For a description of the series A increasing rate notes see the TeleCorp Wireless registration statement on Form S-4 (File no. 333-43596). However, in connection with this extension Lucent agreed to amend the mandatory prepayment threshold as a result of certain equity offerings from $198.0 million to $368.1 million. The terms of the series B increasing rate notes are the same as the series A increasing rate notes except:

      1) the interest rate is 12 1/8;

      2) on or prior to May 11, 2004 interest will be payable in additional series B increasing rate notes; and

      3) the series B increasing rate notes would be mandatorily prepayable from the net cash proceeds of the issuance by TeleCorp Wireless, in a public offering or private placement, of debt securities that are senior to the series A increasing rate notes and the series B increasing rate notes; such prepayment would not be required, however, in the case of a private placement (other than a Rule 144A offering) in connection with the financing of certain additional BTAs or MTAs or in the case of any funding under TeleCorp Wireless's bank credit agreement or any replacement credit facility.
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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                TeleCorp PCS, Inc.

      Date: April 3, 2001
                                                By:   /s/ Thomas H. Sullivan
                                                      ------------------------
                                                      Thomas H. Sullivan
                                                      Executive Vice
                                                      President-Chief
                                                      Financial Officer